Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

(EXECUTION VERSION – 17/06/2022)

LIQUIFIED NATURAL GAS SUPPLY AGREEMENT

between

TETRA4 PROPRIETARY LIMITED

Registration 2005/012157/07

(the “Company”)

having its head office situated at

1 Bompas Road

Dunkeld West

Johannesburg

2196

and

CONSOL GLASS PROPRIETARY LIMITED

Registration Number: 2006/034503/07

(the “Customer”)

having its head office situated at

Consol House

Osborn Rd

Johannesburg

1400

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	EXCLUSIVITY	8
3.	TERM	8
4.	CONDITIONS PRECEDENT	8
5.	CUSTOMER UNDERTAKING	9
6.	REPLACEMENT ARRANGEMENTS	9
7.	PRICE AND PRICE ADJUSTMENT	10
8.	OPTION TO PURCHASE	11
9.	INITIAL PERIOD LNG EQUIPMENT AND LNG PRODUCTION FACILITY	11
10.	SCHEDULED MAINTENANCE	11
11.	LNG QUANTITY AND MEASUREMENT.	12
12.	DELIVERY AND ACCESS	13
13.	RISK AND OWNERSHIP IN LNG	13
14.	CUSTOMER-SIDE LNG EQUIPMENT	13
15.	INSURANCE	15
16.	NEW INSTALLATIONS, RELOCATIONS AND MODIFICATIONS TO LNG EQUIPMENT.	15
17.	PAYMENT	16
18.	DISPUTED AMOUNTS	16
19.	SUPPLY UNDERTAKING	16
20.	INITIAL PERIOD TEMPORARY MEASURES	17
21.	LIABILITY AND INDEMNITY	18
22.	SAFETY	18
23.	FORCE MAJEURE	19
24.	MITIGATION OF LOSSES	21
25.	WILLFUL MISCONDUCT AND/OR GROSS NEGLIGENCE	21
26.	BREACH	22
27.	TERMINATION	22
28.	CONSEQUENCES OF TERMINATION	23
29.	EXPERT DETERMINATION	25
30.	DISPUTE RESOLUTION	26
31.	LEGAL PROCEEDINGS AND GOVERNING LAW	27
32.	INTELLECTUAL PROPERTY AND CONFIDENTIALITY	27
33.	NOTICES AND LEGAL PROCESS	27
34.	ASSIGNMENT	28
35.	GENERAL	28

PREAMBLE:

A.
The Company carries on the business of natural gas production and supplies liquified natural gas (LNG) and related LNG equipment.
B.
The Customer is desirous of receiving LNG from the Company to supplement its energy requirements for its business operations.
C.
In order to satisfy the Customer's requirements for the LNG, the Company will have to install various Company owned LNG equipment at the Customer's premises.
D.
The Parties accordingly wish to enter into this formal Agreement to regulate the Parties responsibilities, rights and obligations in respect of the sale and purchase of LNG and the supply by the Company of the Customer-side LNG Equipment and matters ancillary thereto.

THE PARTIES AGREE AS FOLLOWS:

1.
DEFINITIONS AND INTERPRETATION
1.1.
Unless the context requires otherwise, in this Agreement the following terms have the following respective meanings:
1.1.1.
“Agreement” means this liquified natural gas supply agreement including its Schedules;
1.1.2.
“Business Days” means a Day other than a Saturday, a Sunday or a designated public holiday in South Africa;
1.1.3.
“Cap Price” has the meaning ascribed to it in clause 7.2;
1.1.4.
“CoC” means a gas certificate of compliance issued in accordance with the OHS Act”;
1.1.5.
“Commencement Date” means the date of fulfilment (or waiver, if applicable) of the last of the Conditions Precedent;
1.1.6.
“Company” has the meaning given on the cover page of this Agreement;
1.1.7.
“Conditions Precedent” means the conditions precedent set out in clause 4.1;
1.1.8.
“Contract Year” means each successive twelve (12) calendar Month period during the Term, commencing on the Commencement Date;
1.1.9.
“Customer” has the meaning given on the cover page of this Agreement;
1.1.10.
“Customer Termination Payment” means the agreed amount payable by the Customer to the Company when contemplated in this Agreement, equal to the following:
1.1.10.1.
if the Ownership Transfer Date has not occurred, the Settlement Value as at the applicable Month in which the Termination Date occurs, plus the equivalent of 9 (nine) Months of sales of the ToP Volume at the prevailing LNG Price; or
1.1.10.2.
if the Ownership Transfer Date has occurred, the equivalent of 9 (nine) Months of sales of the ToP Volume at the prevailing LNG Price, which amount represents the genuine, fair and reasonable, pre-estimate of the losses that are likely to be suffered by the Company as a result of the early termination of the Agreement in the circumstances;
1.1.11.
“Customer-side Infrastructure Price” has the meaning given to it in clause 7.5;

1.1.12.
“Customer-side LNG Equipment” means the Fixed Storage Tanks and all Spare Parts, pipelines, pumps, cryogenic storage, vaporization, heating, pressure regulation and associated equipment, designed, installed and maintained by the Company (its affiliates and/or contractors) on the Customer Site (or other agreed storage sites) up to the agreed battery limits, which enables the storage and processing of LNG during the Permanent Period, as described in Schedule 5 (LNG Equipment and Spares);
1.1.13.
“Customer-side LNG Equipment Approvals” means all consents, permits, authorizations and approvals, as may be required from the applicable responsible authorities under applicable laws for the construction, installation, operation and maintenance of the Customer-side LNG Equipment;
1.1.14.
“Customer-side LNG Equipment Commissioning Date” means the date on which:
1.1.14.1.
all Customer-side LNG Equipment Approvals have been obtained;
1.1.14.2.
the Customer-side LNG Equipment has been constructed and commissioned at the Customer Site; and
1.1.14.3.
the Customer-side LNG Equipment is deemed ready (in accordance with all applicable manufacturers' guidelines, applicable laws, approvals, codes, specifications and standards) to begin accepting and processing the LNG into the natural gas form (and specification) as required by the Customer, as notified by the Company to the Customer in terms of clause 14.3;

1.1.15.
“Customer Site” means the Customer's designated site to which the LNG shall be delivered in terms of this Agreement, as more fully described in Schedule 2;
1.1.16.
“Delivery Point” means the physical point at the Customer Site where the LNG is delivered by the Company's delivery vehicles to the Customer, namely the pump inlet flexible hose which is connected to the Temporary Storage Tank during the Initial Period and the Fixed Storage Tanks during the Permanent Period, as the case may be;
1.1.17.
“Day” means a period of twenty-four (24) consecutive hours commencing at 00:00 hours on each day and ending at 23:59 hours on the following day;
1.1.18.
“End Date” means the date falling on the 8th (eight) anniversary of the Commencement Date;
1.1.19.
“Fixed Storage Tanks” means the 2 (two) proposed 220 m3 liquified natural gas storage tanks to be financed, procured, constructed and installed by the Company (or its contractors) at the Customer Site in terms of the provisions of this Agreement. An estimate of the costs of the Fixed Storage Tanks, as at the Signature Date, are included in Schedule 7 (Proposed Fixed Storage Tanks) hereto;
1.1.20.
“Floor Price” has the meaning ascribed to it in clause 7.3;
1.1.21.
“Independent Expert” means a person appointed to act as an independent expert in accordance with clause 29;
1.1.22.
“Initial Period” means the period of the Term commencing on the Commencement Date and ending on the Customer-side LNG Facilities Commissioning Date, which period is anticipated to be no longer than [***];

1.1.23.
“Initial Period LNG Equipment” means the Temporary Storage Tank and other LNG storage, ambient vaporisers and balance of plant equipment up to the agreed battery limits, as more fully described in Schedule 5 (LNG Equipment and Spares) (but excluding the Fixed Storage Tanks), to be installed by the Company as envisaged in clause 4.1.4;
1.1.24.
“LNG” means the liquified natural gas produced by the LNG Production Facility, which meets the Specification and is made available to the Customer in accordance with the provisions of this Agreement;
1.1.25.
“LNG Price” has the meaning given to that term in clause 7.1;
1.1.26.
“LNG Production Facility” means the Company's midstream LNG production facility situated in Virginia, Free State Province, including all plant, materials, equipment and associated infrastructure owned and operated by the Company (its affiliates and/or contractors) used to produce and store the LNG;
1.1.27.
“LNG Production Date” means the date on which the LNG Production Facility:
1.1.27.1.
has been constructed and commissioned; and
1.1.27.2.
is deemed ready (in accordance with all applicable manufacturers' guidelines, applicable laws, codes, specifications and standards) to enter into commercial operation producing LNG at least in accordance with the Specification, which date is anticipated to fall between [***] and shall be notified to the Customer in terms of clause 4.1.1;

1.1.28.
“Longstop Date” means 30th October 2022 (or such later date as the Parties may from time to time agree in writing), provided that the date shall automatically be extended by 60 (sixty) days), if, in the Company's reasonable opinion as notified to the Customer in writing, any unfulfilled Condition Precedent will likely be fulfilled within a period of 60 (sixty) days after such initial date;
1.1.29.
“LPG Gate” or “Gate” means the Maximum Retail Price for Liquefied Petroleum Gas (MRGP) applicable to the Western Cape (Zone 1A), as published by the Department of Mineral Resources and Energy on a Monthly basis;
1.1.30.
“Metering System” has the meaning given to it in clause 11.3;
1.1.31.
“Month” means a period of time beginning at 12:00 a.m. on the first Day of a calendar month and ending at 12:00 a.m. on the first Day of the next succeeding calendar month;
1.1.32.
“Monthly Contracted Volume” means [***];
1.1.33.
“OHS Act” means the Occupational Health and Safety Act no. 85 of 1993 (as amended) and the Regulations issued under it;
1.1.34.
“Option to Purchase” means the option to purchase the Customer-side LNG Equipment granted by the Company to the Customer in terms of clause 8.1 (which for avoidance of doubt, may only be exercised after [***] after the Commencement Date);
1.1.35.
“Ownership Transfer Date” means the date on which ownership of the Customer-side LNG Equipment passes from the Company (or its relevant affiliates) to the Customer under the provisions of this Agreement;

1.1.36.
“Permanent Period” means the period of the Term commencing on the Customer-side LNG Equipment Commissioning Date and ending on the End Date;
1.1.37.
“Plant Equipment Maintenance Agreement” means the plant equipment maintenance agreement to be entered into by the Company (or its nominee), as contemplated in clause 14.3;
1.1.38.
“Person” means any individual, partnership, corporation, association, trust, Governmental Authority, or other entity;
1.1.39.
“Reasonable Efforts” means for any action required to be made, attempted or taken by a Party under this Agreement, the efforts that a prudent Person would undertake to protect its own interests, including commercial interests, taking into account the conditions affecting such action, including the amount of notice to act, recognition of the need to act, the duration and type of the action, the competitive environment in which such action occurs, and the projected benefit, cost and risk to the Party required to take such action; provided that a Party shall not be required to expend funds in excess of amounts that it determines in its sole discretion to be appropriate;
1.1.40.
“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations with all reasonable skill, care and diligence of a standard which would customarily be expected of a reasonably prudent and experienced independent contractor or manager under the same or similar conditions;
1.1.41.
“Replacement Arrangements” has the meaning given to it in clause 6.1;
1.1.42.
“Scheduled Maintenance” means planned operations to maintain, repair, modify or replace the LNG Production Facility [and Customer-side LNG Equipment];
1.1.43.
“Settlement Value” means the amount determined with reference to the “settlement value” column in the tables A and B in Schedule 6 (Infrastructure Price and Settlement Value) as at the applicable Month in which the amount becomes due in terms of the provisions of this Agreement. For avoidance of doubt:
1.1.43.1.
Month 1 in table A is the first Month in the Initial Period and Month 1 in table B is the first Month in the Permanent Period; and
1.1.43.2.
when the Settlement Amount is to be determined during the Permanent Period, it is calculated by adding the amounts from the applicable Months in table A and B together;
1.1.44.
“Signature Date” means the date on which this Agreement is signed by the last Party signing in time;
1.1.45.
“Spare Parts” means the spare or replacement parts for the operation and use of the Initial Period LNG Equipment and Customer-side LNG Equipment, as contemplated in clause 14.5. The first agreed inventory list is included at the bottom of the table in Schedule 5 (LNG Equipment and Spares);
1.1.46.
“Specification” means the specifications to which the LNG is required to meet for the purposes of this Agreement, as set out in Schedule 1 (Specification of LNG);
1.1.47.
“Take or Pay” or “ToP” means the ToP Volume per Month, being the quantity of LNG that Customer is obliged to take delivery of and pay for, or pay for if made available for delivery to the Customer but not taken, during each Month;

1.1.48.
“Temporary Storage Tank” means the proposed 60 m3 liquified natural gas storage tank to be financed, procured, constructed and installed by the Company (or its contractors) at the Customer Site in terms of the provisions of this Agreement;
1.1.49.
“Termination Date” means the date upon which this Agreement has been terminated in accordance with its provisions;
1.1.50.
“Term” has the meaning ascribed to it in clause 3.1;
1.1.51.
“ToP Volume” means [***] GJ per Month;
1.1.52.
“VAT” means value added tax imposed under the VAT Act; and
1.1.53.
“VAT Act” means the Value Added Tax Act, 1991.
1.2.
Unless the context requires otherwise, references in this Agreement to:
1.2.1.
this Agreement, a document or instrument is a reference to this Agreement, the document or the instrument as amended, varied, novated or supplemented from time to time;
1.2.2.
one gender includes a reference to the other genders;
1.2.3.
any Party or any person includes that Party's or that person's successors and permitted assigns.
1.2.4.
a “person” includes a natural person, firm, company, corporation, body corporate, government, state or agency of the state, local or municipal authority or governmental body or any joint venture, association or partnership in each case (whether or not having separate legal personality);
1.2.5.
“include” and “including” are deemed to be qualified by the additional term “without limitation”. The use of the words include and including followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;
1.2.6.
“law” is construed as any applicable law including common law, statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other measure of any government, local government, statutory or regulatory body or court, having the force of law; and
1.2.7.
“clause” and “Schedule” refer to clauses of and Schedules to this Agreement.
1.3.
In this Agreement, words in the singular include the plural and words in the plural include the singular.
1.4.
Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.
1.5.
Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.
1.6.
A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.
1.7.
Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

1.8.
If the due date for performance of any obligation in terms of this Agreement is a day which is not a Business Day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding Business Day.
1.9.
Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.
1.10.
No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.
2.
EXCLUSIVITY
2.1.
Subject to the clauses 2,2 and 2.3 below, during the Term, the Customer shall, on an exclusive basis, only purchase LNG from the Company up to the Monthly Contracted Volume, being its stated requirements of liquified natural gas for the Customer Site as at the Signature Date.
2.2.
If the Company is unable to supply LNG under this Agreement to meet the Customer's demand at the Customer Site, then the Customer will be entitled to source liquified natural gas from an alternative supplier to make up any shortfall on a short-term basis.
2.3.
If, after the 18th (eighteen) Month after the Commencement Date, the Customer's demand for liquified natural gas at the Customer Site is on a consistent basis higher than the Monthly Contracted Volume, then Customer may source liquified natural gas from an alternative supplier to make up any shortfall above the volume supplied by the Company to the Customer Site. In this regard, the Customer shall only be entitled to store and process such additional liquified natural gas sourced from a third-party supplier in the Customer-side LNG Equipment after the Ownership Transfer Date.
3.
TERM
3.1.
Subject to clause 4, this Agreement shall commence on the Commencement Date and shall, unless terminated in accordance with its provisions, continue in full force and effect until the End Date (such period being the “Term”).
3.2.
The Term shall be extended on a day-for-day basis for all periods during which an affected Party is unable to perform its obligations pursuant to a Force Majeure Event and is relieved of its obligation to so perform in accordance with clause 23.
4.
CONDITIONS PRECEDENT
4.1.
The entire Agreement (save for clauses 1, 4, 29 and 35 (“Signature Date Provisions”) which shall be of full force and effect from the Signature Date) is subject to fulfilment (or waiver, if applicable) of the following conditions precedent:
4.1.1.
the Company issuing a written notice to the Customer confirming that the LNG Production Date has been reached and confirming the date on which it was reached, which notice shall be accepted in writing by the Customer; provided that any dispute between the Parties regarding the LNG Production Date shall be referred to an Independent Expert for determination;
4.1.2.
the Company completing the detailed engineering for the Customer-side LNG Equipment;
4.1.3.
the Customer signing off on the detailed engineering for the Customer-side LNG Equipment proposed by the Company in terms of clause 4.1.2;
4.1.4.
subject to the relevant consents, permits, authorisations and/or approvals contemplated in 4.1.5 being obtained, the Company financing, procuring, constructing and installing (as may be applicable) the Initial Period LNG Equipment at the Customer Site, to the satisfaction of the Customer (acting reasonably); and

4.1.5.
the Customer obtaining all consents, permits, authorisations and approvals, as may be required from the applicable responsible authorities under applicable laws for the construction, installation, operation and maintenance of the Initial Period LNG Equipment, to the satisfaction of the Company (acting reasonably).
4.2.
The Conditions Precedent are expressed for the benefit of both Parties and may only waived (in whole or in part) by agreement in writing between the Parties on or before the Longstop Date.
4.3.
The Parties shall use their respective Reasonable Efforts and will co-operate in good faith with each other where required in order to procure the fulfilment (or waiver, if applicable) of the Conditions Precedent as soon as reasonably possible after the Signature Date.
4.4.
If not all of the Conditions Precedent are fulfilled or waived before the Longstop Date, then (save for the Signature Date Provisions which shall continue to be of full force and effect) this Agreement will never come into force or effect and the Parties will be restored as nearly as possible to the positions in which they would have been had this Agreement not been entered into and, in such event, no Party shall have any claim against any other Party by virtue of the provisions of this Agreement, except for such claims as may arise out of the breach of the Signature Date Provisions.
5.
CUSTOMER UNDERTAKING
5.1.
Subject to clause 4, the Customer undertakes, using Reasonable Efforts, to obtain all Customer-side LNG Equipment Approvals, to the satisfaction of the Company (acting reasonably), as soon as possible after the Commencement Date.
5.2.
The costs of preparation, submission and obtaining of the Customer-side LNG Equipment Approvals shall be borne by the Customer.
5.3.
The Company shall, where it is able to do so, cooperate in good faith with and provide reasonable assistance to the Customer and its agents regarding the completion and submission of all applications for the Customer-side LNG Equipment Approvals.
6.
REPLACEMENT ARRANGEMENTS
6.1.
In the event that not all of the Customer-side LNG Equipment Approvals are obtained within 12 (twelve) Months from the Commencement Date, or such later date as the Parties from time to time agree in writing, then either Party may request the other Party in writing to commence negotiations, using Reasonable Efforts and acting in good faith, on amendments to this Agreement in order that the Company may continue supplying and the Customer continue purchasing LNG using suitable alternative supply and storage arrangements on a basis that the overall balance of rights, obligations, risks and rewards between the Parties shall remain the same in all material respects, and the Parties are in no better or worse position than they would have been in, during the Permanent Period (“Replacement Arrangements”).
6.2.
In seeking to agree on the Replacement Arrangements, the Parties shall be required to demonstrate to each other that they have explored suitable alternative staging areas and/or storage options in the Belville area using the available budget from the increased tariff per GJ in the Customer-side Infrastructure Price that would have been applicable during the Permanent Period.
6.3.
If the Parties are unable to agree upon the Replacement Arrangements by no later than 60 (sixty) days (or such longer date as the Parties may agree in writing) from the date on which either Party delivered the written request referred to in clause 6, then either Party may elect to terminate this Agreement in terms of clause 27.2.2.

7.
PRICE AND PRICE ADJUSTMENT
7.1.
The price for LNG sold under this Agreement (“LNG Price”) shall be [***] per Gigajoule, subject to the provisions of this clause 5.
7.2.
The Parties expressly agree that during the Term that the LNG Price for LNG shall never have a price lower than [***] (“Floor Price”) and shall not exceed a price of [***] (“Cap Price”).
7.3.
Effective on third anniversary after the Commencement Date and every anniversary thereafter, the LNG Price for LNG shall be adjusted.
7.4.
The adjusted price for LNG (the “Adjusted Price”) shall be calculated in accordance with the following:

Where GATE X = as the price of LPG Gate in Month (x), where x = 1 is the first Month in which LNG is delivered

Where AVERAGE YEAR GATE Y = as the arithmetic average in year y of Gate is over the previous 12 Months

[***]

7.5.
Subject to clause 8, and in addition to the LNG Price, the Customer shall, unless amended by agreement between the Parties in writing from time to time, be liable to the Company for the Monthly payments (“Customer-side Infrastructure Price”) relating to the Initial Period LNG Equipment and Customer-side LNG Equipment in accordance with Schedule 6 (Infrastructure Price and Settlement Value).
7.6.
For avoidance of doubt, the Customer-side Infrastructure Price shall be determined as with reference to table A and table B in Schedule 6, follows:
7.6.1.
Month 1 in table A is the first Month in the Initial Period and Month 1 in table B is the first Month in the Permanent Period;
7.6.2.
during the Initial Period, the Customer-side Infrastructure Price shall be equal to the amount relating to the applicable Month in table A only; and
7.6.3.
during the Permanent Period, the Customer-side Infrastructure Price shall be equal to the sum of the amounts relating to the applicable Month in both table A and table B.
7.7.
Upon payment in full of all of the Monthly payments of the Customer-side Infrastructure Price, ownership of the Customer-side LNG Equipment will pass to the Customer on voetstoots basis.
7.8.
All prices quoted exclude VAT.
8.
OPTION TO PURCHASE
8.1.
After the [***] after the Commencement Date, the Customer shall have an option to purchase the Customer-side LNG Equipment by making payment of the Settlement Value.
8.2.
If the Customer elects to exercise the Option to Purchase in accordance with clause 8.1, it must do so by giving 60 (sixty) Days prior written notice to the Company.

8.3.
Ownership of the Customer-side LNG Equipment shall transfer to the Customer following receipt of payment by the Customer of the Settlement Value and release by the Company's financiers of all security interests held over the Customer-side LNG Equipment, which date shall be confirmed in writing by the Company to the Customer. The sale shall be voetstoots.
8.4.
Upon completion of the transfer of ownership of the Customer-side LNG Equipment to the Customer as aforesaid, all provisions in this Agreement relating to the Company's duty to own and maintain the Customer-side LNG Equipment shall no longer apply (pro non scripto).
8.5.
Upon the Customer exercising the Option to Purchase, if it is still in force, the Plant Maintenance Agreement shall be ceded and assigned by the Company to the Customer and shall continue to govern the maintenance services in respect of the Customer-side LNG Equipment, until it is terminated in accordance with its provisions.
9.
INITIAL PERIOD LNG EQUIPMENT AND LNG PRODUCTION FACILITY
9.1.
The Company shall finance, construct, install, commission, own, operate and maintain, at no cost to Customer, the Initial Period LNG Equipment and LNG Production Facility.
9.2.
Ownership of the Initial Period LNG Equipment and the LNG Production Facility shall at all times reside with the Company (or its relevant affiliates).
10.
SCHEDULED MAINTENANCE
10.1.
If Scheduled Maintenance is required by the Company, which would reduce the amount of LNG that the Company has available in the supply chain for the Customer, defined as Total System Safety Stock in Schedule 4, then the Company shall notify the Customer in writing and on reasonable notice, of no less than sixty {60) Days, of:
10.1.1.
the Days or partial Days on which it proposes to conduct such Scheduled Maintenance; and
10.1.2.
the anticipated reduction in Total System Safety Stock as a result of the Scheduled Maintenance,

provided that the Company shall be entitled to no more than 14 (fourteen) consecutive Days for Scheduled Maintenance during any Contract Year, or no more than 14 (fourteen) Days of Scheduled Maintenance in the aggregate during any one Contract Year and the available stock in the supply chain for the Customer shall not drop below 35% of the Total System Safety Stock during the Initial Period and 60% of the Total System Safety Stock during the Permanent Period.

10.2.
Within 10 (ten) Days after the delivery of a notice pursuant to clause 10.1, the Parties shall use Reasonable Efforts to coordinate and agree on the periods of Scheduled Maintenance for the next Contract Year.
10.3.
The Company may not reduce its obligations to make available LNG under this clause 10, unless the Company has actually performed Scheduled Maintenance and then only to the extent of the duration of such Scheduled Maintenance.
10.4.
The Company should, in consultation with the Customer, provide a twelve (12) Month forecast of its anticipated maintenance schedule for a rolling twelve (12) Month period, updated on a quarterly basis.
11.
LNG QUANTITY AND MEASUREMENT
11.1.
The Company agrees to sell, and the Customer agrees to purchase the Monthly Contracted Volume of LNG and the Customer shall take or pay for if not taken the ToP Volume for the purpose of supplying the Customer Site over the Term.

11.2.
The Company shall, at its cost, cause the LNG to be delivered via road tanker to the Customer at the Customer Site under a delivery / collection notice.
11.3.
The quantity of LNG supplied to the Customer Site under this Agreement shall be determined through the metering system specified in Schedule 3 (Metering System) (the “Metering System”).
11.4.
Metering System readings shall be provided in kilograms and converted to a price per GJ (1 GJ = 20 kg and/or S0GJ/MT) based on the pricing mechanism as described in clause 5 which will be invoiced to the Customer on a Monthly basis.
11.5.
The Customer is required to verify the Metering System readings at the time of delivery. No dispute regarding quantity delivered will be entertained where such physical verification by the Customer did not occur.
11.6.
The data registered by the Metering System shall be prima facie evidence of the volume of LNG supplied to the Customer.
11.7.
If, at any time, the accuracy of the Company's Metering System for recording the volume of LNG supplied is in question and the Customer or the Company desires the accuracy to be verified, the Company shall arrange such verification of the Metering System, to be conducted in the presence of the Customer if the Customer so requests.
11.8.
Should the verification test prove the relevant Metering System to be accurate within 1.5% either way, no adjustment to the Customer's LNG account shall be made.
11.9.
If, however, the inaccuracy of the said meter is found to be more than 1.5% either way, an appropriate adjustment shall be made to the Customer's LNG account retroactively to the average delivery volume of previous 3 (three) Months.
11.10.
The cost of all such tests will be borne by the Company, except if the test was called for by the Customer and the accuracy of the Metering System was found to be within the limits of 1.5% either way, in which event the Customer shall bear the reasonable and necessary costs incurred in conducting the test, including the cost of removal and reinstatement of the meter where applicable.
11.11.
The Metering System shall at all times be maintained according to the Company's procedures which may be updated from time to time and will be made available to the Customer upon written request.
11.12.
The Company shall maintain records of all measurements and tests performed or made hereunder for a period of 2 (two) years, and the Customer, at its request on reasonable notice and its cost, shall be furnished during the 2-year period, such records of measurements and tests relating to deliveries to the Customer.
11.13.
Any dispute between the Parties in regard to the Metering System or any provision of this clause 11 will be referred to an Independent Expert for determination.

12.
DELIVERY AND ACCESS
12.1.
The LNG shall be made available to the Customer at the Delivery Point.
12.2.
The Customer shall ensure that Company has unimpeded 24 (twenty-four-hour) access to the Delivery Point and other areas of the Customer Site as reasonably required by the Company, for all the Company's delivery and maintenance vehicles and staff.
13.
RISK AND OWNERSHIP IN LNG
13.1.
Delivery of the LNG shall be deemed complete at the Delivery Point.
13.2.
Risk of loss and title for all quantities of LNG delivered in accordance with this Agreement shall pass from the Company to the Customer, as the LNG passes the Delivery Point. The Customer shall remain liable to pay for the LNG delivered irrespective of transfer of risk of loss and title.
13.3.
Subject to the provisions of clause 23, as between the Parties, the Company shall be responsible for any damage or injury caused by LNG until it has been delivered to the Customer at the Delivery Point, and the Customer shall be responsible for any damage or injury caused by LNG on and after it has been delivered to Customer at the Delivery Point.
13.4.
The Company shall indemnify, defend and hold the Customer harmless from and against all losses or damages arising from claims, demands, or causes of action by any Person relating to the LNG prior to delivery at the Delivery Point. Except to the extent of the Company's liability for LNG that does not conform to Specification, the Customer shall indemnify, defend and hold the Company harmless from and against all losses or damages arising from claims, demands, or causes of action by any Person relating to the LNG after delivery at the Delivery Point.
14.
CUSTOMER-SIDE LNG EQUIPMENT
14.1.
The Customer-side LNG Equipment is required by the Customer for the storage, utilisation and conversion of the LNG to natural gas for consumption by the Customer at the Customer Site, post the Initial Period for the remainder of the Term.
14.2.
Subject to all Customer-side LNG Equipment Approvals being obtained, the Company shall finance, procure, construct, install and commission the Customer-side LNG Equipment, to the satisfaction of the Customer (acting reasonably), as soon as feasibly possible.
14.3.
The Company shall issue a written notice to the Customer confirming that the Customer-side LNG Equipment Commissioning Date has been reached and confirming the date on which it was reached, which notice shall be accepted in writing by the Customer; provided that any dispute between the Parties regarding the Customer-side LNG Equipment Commissioning Date shall be referred to an Independent Expert for determination.
14.4.
The Company (or its nominee) shall enter into a plant equipment maintenance agreement with a service provider approved in writing by the Customer, for the inspection, maintenance and repairs services which are reasonably required in respect of the Customer-side LNG Equipment in order to keep the such equipment at its best efficiency, reliability and regulatory requirements, which services shall commence no later than the Customer-side LNG Equipment Commissioning Date.
14.5.
The Company shall procure and maintain the Spare Parts in accordance with the inventory list agreed in Schedule 5 (LNG Equipment and Spares), until the earlier of the Ownership Transfer Date or the Termination Date. Such Spare Parts shall be stored at a site owned and managed by the Customer (acting in accordance with the standards of a Reasonable and Prudent Operator), as agreed in writing between the Parties from time to time.

14.6.
The Company shall have unfettered access to the Spare Parts such as to enable it to perform its obligations under this Agreement at all times.
14.7.
Ownership of the Customer-side LNG Equipment (including the Spare Parts) shall at all times reside exclusively with the Company (or its relevant affiliates) until the Ownership Transfer Date (or failing such date occurring, indefinitely).
14.8.
The Customer shall operate (or procure the operations of) the Customer-side LNG Equipment at all times in accordance with standard of a Reasonable and Prudent Operator. The Customer shall indemnify, defend and hold the Company harmless from and against all losses or damages suffered by the Company, and/or from and against losses and damages arising from claims, demands, or causes of action by any Person, relating to the operations of the Customer-side LNG Equipment.
14.9.
Until the earlier of the Ownership Transfer Date or Termination Date, the Company shall procure that the Customer-side LNG Equipment and inventory of Spare Parts are at all times maintained in accordance with standard of a Reasonable and Prudent Operator.
14.10.
The Customer-side LNG Equipment shall always be deemed to be movable regardless of whether or not it affixes to immovable property on any owned or leased premises occupied by the Customer (or any other Person).
14.11.
Where the Customer leases the Customer Site, the Customer shall immediately inform the Company to that effect and obtain and deliver to the Company a written acknowledgment from the landlord that the landlord is aware that the Customer-side LNG Equipment belongs to the Company and its rights under this Agreement.
14.12.
The Customer acknowledges that for reasons of safety the Customer shall not interfere with the Customer-side LNG Equipment or, save in the event that the Customer is permitted to source alternative supplies of liquified natural gas from third party suppliers in the circumstances contemplated in clause 2.2, allow any substances to be placed therein other than LNG supplied by the Company. Furthermore, if for reasons of safety, the Customer-side LNG Equipment needs to be moved, relocated and/or modified the Customer shall notify the Company in writing and shall bear all cost relating thereto. For avoidance of doubt, this clause shall not be applicable after the Ownership Transfer Date.
14.13.
The Customer shall immediately notify the Company in writing of any damage to, or any defects, found in the Customer-side LNG Equipment promptly upon becoming aware thereof. The Company will attend to the necessary repairs (or procure a third party to attend to such repairs) acting in accordance with a Reasonable and Prudent Operator
14.14.
The Customer shall, at its cost and if requested by the Company, provide the necessary civil works and security measures together with necessary services, including potable water, electricity, steam or other energy/heat source and drainage, all of which shall be in accordance with the Company's specifications. The Customer shall also obtain and maintain all applicable consents, permits, authorisations and approvals, as may be required from the applicable responsible authorities under applicable laws for the construction, installation, operation and maintenance of the Customer-side LNG Equipment, to the satisfaction of the Company (acting reasonably).
14.15.
In carrying out their respective responsibilities and obligations under this Agreement, the Parties shall at all times:
14.15.1.
act in accordance with the standards of a Reasonable and Prudent Operator;
14.15.2.
do so at such times and places as are necessary to achieve all the objectives set out in this Agreement and within the time limits and constraints defined in this Agreement;

14.15.3.
act honestly and conscientiously;
14.15.4.
ensure that activities carried out by such Party are conducted in a good, safe and workmanlike manner in accordance with this Agreement, all applicable laws, and established modern scientific and construction practices generally accepted and customarily used in good and prudent industry practice.
14.16.
The Customer shall not obliterate, remove, or deface any identification marks or notices on any of the Customer-side LNG Equipment or other assets belonging to the Company.
14.17.
The Company shall have the exclusive right to maintain the Customer-side LNG Equipment or appoint a third party to attend to the maintenance services, in its discretion.
14.18.
The appointment of a third party by the Company to maintain the Customer-side LNG Equipment will not excuse the Company from any of its obligations under the Agreement (and the Company shall be liable for the acts and omissions of such third party).
15.
INSURANCE
15.1.
During the Term, each Party shall obtain and maintain insurance for its respective facilities and as required by applicable laws.
15.2.
It is expressly agreed that from the Customer-side LNG Equipment Commissioning Date until the earlier of the Ownership Transfer Date or the Termination Date, the Company shall obtain and maintain in place insurance for the Customer-side LNG Equipment.
15.3.
The policies of insurance to be obtained and maintained by or for each Party pursuant to this clause 15 shall be obtained and maintained with insurers of sound financial reputation and shall, to the extent available, each contain a waiver of subrogation for claims against the other Party, its affiliates and their directors, officers, employees, agents and insurers.
15.4.
If a Party fails to obtain or maintain any policy of insurance required by this clause 15, then the other Party may obtain or maintain such policy of insurance on behalf of the failing Party and the costs such other Party incurs in doing so shall for the purposes of this Agreement be treated as an amount due from the failing Party to the other Party.
16.
NEW INSTALLATIONS, RELOCATIONS AND MODIFICATIONS TO LNG EQUIPMENT
16.1.
The Customer shall not move, relocate or modify the Customer-side LNG Equipment. Should the Customer request that the Customer-side LNG Equipment be moved, relocated or modified, the Company, shall do so to meet the Customer's needs and circumstances if the request is reasonable and within the capabilities of the Company, at the cost of the Customer.
16.2.
Should the Customer cease to operate upon the Customer Site (the “original premises”) and transfer its operations to other premises (the “new premises”), the Company shall move the Customer-side LNG Equipment from the original premises and install the same LNG Equipment at the new premises, at the cost and risk of the Customer.
16.3.
In the circumstances envisaged by clauses 16.1 and 16.2 above, failing agreement and where the removal, relocation or modification shall not take place, the Customer shall make payment to the Company of the costs incurred by the Company associated with the removal of its LNG Equipment from the original premises and relocation to the Company's premises.
16.4.
For avoidance of doubt, the Customer shall during the applicable period, continue to be liable for the ToP Volume payments and shall also be liable for obtaining all and any consents, permits, authorisations and approvals, as may be required from the applicable responsible authorities under applicable laws arising from the move, relocation or modification, in terms of this clause 16.

17.
PAYMENT
17.1.
Payment of the LNG Price and the Customer-side Infrastructure Price shall be made by the Customer to the Company within 30 (thirty) Days of date of statement / invoice, without set-off or deduction for any cause whatsoever.
17.2.
Payment shall be made into the bank account specified below.

[***]

17.3.
If a Party elects to change the bank or account to which payments are to be made, that Party shall notify the other Party in writing at least 30 (thirty) Days before the effective date of such change.
17.4.
In the event any payment due hereunder is not made when due, then the payment shall accrue interest on all overdue amounts at a rate equal to 2% above the prime overdraft rate charged by First National Bank until such time that any overdue amounts are paid in full.
17.5.
The Company may at its sole discretion suspend the Customer's credit facilities thus placing the account on a cash on delivery (COD) basis, should the Customer make a partial or late payment or non-payment or for any other reasonable ground as determined by the Company. Once the matter has been resolved to the reasonable satisfaction of the Company, the 30-day credit facility may be re-established at the Company's discretion.
17.6.
The Company reserves the right, including where the Customer's account is in arrears for a period exceeding 60 days, to place the Customer on “stop supply” until such time as the entire amount outstanding has been paid in full, or if the stop supply was due to non-compliance with legislated or industry standard safety requirements, the non-compliance has been dealt with to the reasonable satisfaction of the Company.
18.
DISPUTED AMOUNTS
18.1.
If any portion or all of any amount in any statement is disputed, the Party that is obligated to pay such amount shall pay the total amount, which is not manifest error, set out in each such statement on or before the due date and the dispute shall.
18.2.
The Parties shall try to resolve any disputed amount (“Disputed Amount”) as quickly as possible, and any adjustments necessary to reconcile the resolution of the Dispute with the amount actually paid shall be paid within 5 (five) Days following resolution of the Disputed Amount.
18.3.
In the event such Disputed Amount cannot be resolved amicably through negotiations between the senior management of the Parties, the matter may be referred (by either Party) to an Independent Expert for determination in accordance with clause 29. All such adjustments, whether for over payment or under payment, shall bear interest pursuant to clause 17.4 from the date of over payment or under payment, as the case may be, until the date of payment.
19.
SUPPLY UNDERTAKING
19.1.
Specification
19.1.1.
The Company shall use Reasonable Efforts to ensure that at all times during the Term that the LNG meets the Specification.
19.1.2.
Should the LNG to be supplied at any time not meet to the Specification, other than due to the Force Majeure Event or breach or other negligent act by the Customer, the Company may either replace or give credit for such LNG to the exclusion of any other remedy available to the Customer.

19.1.3.
Any alleged default in terms of clause 19.1.1 must be lodged by the Customer with the Company in writing within 48 (forty eight) hours) after the date of attempted delivery of the LNG, failing which such LNG shall be deemed to be duly delivered and the Company shall be excused from all liability.
19.1.4.
The Company shall have the right to refer the matter to an Independent Expert to verify any claim of defect in Specification before proceeding with replacement or credit in terms of clause 19.1.1.
19.2.
Volume
19.2.1.
The Company shall use Reasonable Efforts to ensure that in each Month during the Initial Period, the volumes of LNG as specified in Schedule 4 (Security of Supply & Logistics Details) relating to the Interim Period are maintained such that the Customer is able to receive at least the Monthly Contracted Volume should it require such volume in any given Month.
19.2.2.
The Company shall use Reasonable Efforts to ensure that in each Month during the Permanent Period, the volumes of LNG as specified in Schedule 4 (Security of Supply & Logistics Details) relating to the Permanent Period, are maintained such that the Customer is able to receive at least the Monthly Contracted Volume should it require such volume in any given Month.
19.2.3.
Should the volumes as specified in clauses 19.2.1 or 19.2.2 not be maintained by the Company as required by such clauses, other than due to the Force Majeure Event or breach or other negligent act by the Customer, then the Customer may issue a written notice to the Company to correct the volumes within a period of no longer than 48 (forty eight) hours, failing which the Customer may immediately takes steps to source alternative energy solutions for the Customer Site in replacement of the LNG, and/or exercise its right to terminate this Agreement in terms of clause 27.3.3 or 27.3.4.
19.2.4.
Any alleged default in terms of clauses 19.2.1 or 19.2.2 must be lodged by the Customer with the Company in writing as soon as possible and in any event within 48 (forty eight) hours after the Customer became aware of the volume breaches, failing which the Customer shall not be entitled to exercise its right to terminate the Agreement as contemplated in clause 19.2.3.
19.2.5.
The Company shall have the right to refer the matter to an Independent Expert to verify any claim of volume breaches.
20.
INITIAL PERIOD TEMPORARY MEASURES
20.1.
During the Initial Period, the Company shall use Reasonable Efforts to put into effect the following temporary measures:
20.1.1.
install, own, operate and maintain the Initial Period LNG Equipment;
20.1.2.
volumes of LNG equivalent to at least [***] within the Bellville area. Made up of at least [***] onsite at the Customer Site, and the remainder at a staging area within close proximity to the Customer Site;
20.1.3.
[***] will be in circulation between the LNG Production Facility (in Virginia), the staging area, and the Customer Site at any one time; and
20.1.4.
the Company will have available LNG equivalent to at least [***] available for dispatch to the Customer.

20.2.
The objective of the above temporary measures is to ensure that the Customer is provided with at least 5 (five) Days' supply of LNG to mitigate a serious Force Majeure type event at the LNG Production Facility and/or the Company's premises, and when combined with the Customer's other available fuel sources onsite, provide sufficient time to re-establish alternative fuel supply.
21.
LIABILITY AND INDEMNITY
21.1.
Neither during the currency of this Agreement nor after its termination shall either Party be liable for any loss, damage or injury sustained by the other Party (or its agents, servants, employees or independent contractors) in respect of death or personal injury of any individual, damage to property, or any third party liabilities and damages, except where otherwise provided in this Agreement, or where such loss, damage or injury results from the gross negligence or intentional act or omission of that Party.
21.2.
Neither Party shall be liable for any indirect or consequential loss or damage (including but not limited to loss of production, loss of revenue, loss of profits, loss of customers, loss of contracts, and loss of custom, goodwill and/or reputation) suffered by the other Party, except where such loss or damage results from the gross negligence or intentional act or omission of that Party. The exclusion of liability in this clause 21.2 does not exclude the Customer's liability to make payment of the Customer Termination Payment or Settlement Value, in terms of the provisions of this Agreement.
21.3.
The Customer hereby indemnifies the Company against all liability for loss (including economic loss), damage or injury whether direct, indirect or consequential suffered by any person not being a party to this Agreement resulting from a breach of this Agreement by the Customer or the commission of a delict by the Customer or any reckless or negligent act or omission in relation to this Agreement or from any other cause attributable to the Customer's acts or omissions or any damage caused to the Customer's property by the Customer-side LNG Equipment where the cause was due to the Customer's negligent act.
22.
SAFETY
22.1.
The Customer shall (as the “employer” defined in terms of the OHS Act) ensure that all its employees who perform duties in terms of this Agreement or handle the LNG and/or operate any Customer-side LNG Equipment shall at all times comply with the provisions the OHS Act. The Customer shall further comply with all safety and security arrangements and precautionary measures as required by law and as may be deemed necessary by the Company in its discretion. The Customer indemnifies the Company against any and all claims against the Customer and/or the Company that may arise out of the failure of the Customer to comply with this clause 22.1.
22.2.
The Customer undertakes to ensure that it and/or its employees, contractors or subcontractors, will at all times comply with the requirements of the OHS Act, as amended, thereto whilst operating under this Agreement and in dealing with the Customer-side LNG Equipment and indemnifies the Company against any and all claims, by any party and/or the Customer arising as a result of the Customer's employees, contractors or subcontractors actions and/or their failure to comply with the OHS Act.

22.3.
The Company shall take all such steps and do all such things in relation to its obligations under the Agreement (particularly as they relate to the installation and maintenance of the Customer-side LNG Equipment, as well as the delivery of the LNG to ensure that the Customer is not in breach of any of its health and safety obligations in terms of applicable law or under this clause 22.
22.4.
The Customer acknowledges that it is required to comply with all applicable laws (including but not limited to the health, safety and environmental statutes and applicable municipal by-laws applicable to the installation and operation of the Customer-side LNG Equipment and Initial Period LNG Equipment (i.e. dangerous goods and / or flammable substances licenses/ registration certificates), and indemnifies the Company against any and all liability howsoever incurred by the Company, the Customer and/or any other party, as a result of the•Customer's failure to comply with such laws.
23.
FORCE MAJEURE
23.1.
Definition of a Force Majeure Event

In this Agreement, “Force Majeure Event” means, subject to clause 23.3, any act, event or circumstance or any combination of acts, events or circumstances, which:

23.1.1.
is beyond the reasonable control of the affected Party;
23.1.2.
was not foreseeable or if foreseeable, could not have been avoided, effects mitigated or overcome by the affected Party acting in accordance with good industry practice;
23.1.3.
materially prevents, impedes or delays the performance by the affected Party of any covenant or obligation in accordance with this Agreement;
23.1.4.
is without fault or negligence on the part of the affected Party or its contractors and is not the result of a breach by the affected Party or its contractors of any of their obligations under this Agreement or under applicable law;
23.1.5.
and which is otherwise validly claimed and maintained by the affected Party in accordance with this clause 23.
23.2.
Force Majeure Events

Provided they meet the aforementioned requirements, the following acts, events or circumstances shall constitute a Force Majeure Event:

23.2.1.
atmospheric disturbance, drought, earthquake, epidemic, explosion, fire, flood, fog, haze, hurricane, landslide, lightning, soil erosion, storm, subsidence, tempest, tornado, typhoon, washout or other acts of God;
23.2.2.
acts or serious threats of war (whether declared or undeclared), riot, civil war, blockade, insurrection, host community disturbance, acts of public enemies, invasion, embargo, trade sanctions, revolution, sabotage or terrorism;
23.2.3.
strikes, lock outs or industrial disturbances, except wildcat strikes, lockout or industrial disturbances limited to the employees of a Party;
23.2.4.
pollution, chemical or radioactive contamination or ionising radiation;
23.2.5.
breakdown, failure, damage to, loss of or inoperability of the LNG Production Facility, Customer-side LNG Equipment, Initial Period LNG Equipment or other assets required by a Party to perform its obligations under this Agreement or damage to, loss of or inoperability of such plant, equipment or assets, as a result of causes other than normal wear and tear;

23.2.6.
any force majeure declared by the Company or transporter, or any event or circumstance arising in connection with any equipment of such transporter;
23.2.7.
acts or omissions of a governmental authority or the modification, removal or delay of a consent, permit, authorisation or other approval required to be in place under applicable laws; and
23.2.8.
any major damage to the roads that prevent and impede Company from transporting and delivering the LNG to the Customer.
23.3.
Force Majeure Event exclusions

The Parties agree that the inability or the failure of the affected Party to make payment of any money when due in accordance with this Agreement or the inability or the failure of the affected Party to raise any financing required in connection with the performance of the affected Party's covenants or obligations in accordance with this Agreement shall not constitute a Force Majeure Event (save only to the extent that such events results from a Force Majeure Event).

23.4.
Relief for a Force Majeure Event
23.4.1.
Subject to this clause 23 of the Agreement, an affected Party shall not be liable to the other Parties for a failure to perform a covenant, other than an obligation to make payment, or obligation in accordance with this Agreement to the extent that the affected Party's performance of such covenant or obligation is prevented, impeded or delayed by a Force Majeure Event.
23.4.2.
An affected Party shall not be entitled to relief in accordance with this clause 23 of the Agreement or having become entitled shall cease to be so entitled, and a Force Majeure Event shall cease to be treated as a Force Majeure Event to the extent that the affected Party fails to comply with the requirements of this clause 23 of the Agreement unless such failure was itself due to a Force Majeure Event.
23.4.3.
Each Party shall continue to perform its covenants or obligations in accordance with this Agreement to the extent not prevented, impeded or delayed by a Force Majeure Event.
23.4.4.
If a Force Majeure Event occurs the affected Party shall, acting in accordance with the standard of a Reasonable and Prudent Operator, act to bring the Force Majeure Event to an end and to resume full and proper performance of the covenant or obligation to which the Force Majeure Event relates.
23.4.5.
When the affected Party gives notice that it anticipates that it will be able to resume the performance of the covenant or obligation to which the Force Majeure Event relates the Parties shall cooperate to accomplish any re-commissioning necessary to enable such resumption of performance.
23.5.
Force Majeure Estimates

An affected Party shall give notice (a “Force Majeure Estimate”) to the other Party at each of the following times:

23.5.1.
as soon as reasonable, but not later than seventy-two (72) hours after the Day (the “Force Majeure Relevant Day”) upon which the affected Party first knew or ought reasonably to have known of the inability to perform a covenant or obligation in accordance with this Agreement for which relief is sought in accordance with this clause 23;
23.5.2.
within five (5) Business Days from the Force Majeure Relevant Day and on the last Business Day of each subsequent Month thereafter;

23.5.3.
as soon as reasonably possible after the affected Party's best estimate of the duration of the Force Majeure Event given in accordance with clause 23.6.1.3 of the Agreement changes; and
23.5.4.
as soon as reasonably possible after the affected Party anticipates that it will be able to resume performance of the covenant or obligation for which relief is sought in accordance with this clause 23.
23.6.
Contents of Force Majeure Estimates
23.6.1.
Each Force Majeure Estimate shall contain the affected Party's best estimates of the following information:
23.6.1.1.
full particulars of and the reasons for the Force Majeure Event;
23.6.1.2.
the expected extent of the affected Party's inability to perform any covenant or obligation in accordance with this Agreement;
23.6.1.3.
the expected duration of the Force Majeure Event from the Force Majeure Relevant Day and the expected date that performance of the covenant or obligation to which the Force Majeure Event relates will be resumed (whether incrementally or in whole);
23.6.1.4.
the actions which the affected Party, acting in accordance with the standard of a Reasonable and Prudent Operator, proposes to take to bring the Force Majeure Event to an end and to resume full and proper performance of the covenant or obligation to which the Force Majeure Event relates and the affected Party's estimate of the expected schedule thereof; and
23.6.1.5.
the quantities of LNG that it will (in the case of the Company) be unable to make available for delivery or that it will (in the case of the Customer) be unable to take delivery of.
23.6.2.
Each subsequent Force Majeure Estimate shall contain any of the above information not previously given notice of, a full report confirming or updating and amplifying the information contained in any previous Force Majeure Estimates and such further information as the other Parties may reasonably require.
23.7.
Extension of Term

The Term shall be extended on a day-for-day basis for all periods during which an affected Party is unable to perform its obligations pursuant to a Force Majeure Event and is relieved of its obligation to so perform in accordance with this clause 23.

24.
MITIGATION OF LOSSES

Each Party shall use Reasonable Efforts to mitigate or avoid any loss or damage caused by the failure of the other Party to meet its obligations under this Agreement, whether or not such failure is the result of a Force Majeure event.

25.
WILLFUL MISCONDUCT AND/OR GROSS NEGLIGENCE

To the extent that a Party's breach of its obligations under this Agreement results solely from such Party's wilful misconduct and/or gross negligence, clauses 21 (Liability and Indemnity) and 24 (Mitigation of Losses) shall not apply to limit the liability of such Party or the remedies available to the other Party.

26.
BREACH
26.1.
Should either Party breach any of its obligations in terms of this Agreement and fail to remedy such breach within fourteen (14) Days of receipt of a written notice from the aggrieved Party to that effect, then the aggrieved Party shall be entitled without prejudice to any other rights in terms of this Agreement or in law:
26.1.1.
claim specific performance; or
26.1.2.
cancel this Agreement in terms of clause 27.1.1 and claim damages in either event without prejudice to the aggrieved Party's right to claim damages.

26.2.
Notwithstanding anything to the contrary contained in this Agreement the liability of each Party hereto in respect of any claims arising out of or in connection with this Agreement, whether founded in contract or delict or otherwise in law, shall be limited to the direct loss suffered and shall not include any liability for any indirect damages or loss of production or loss of profits or any other consequential loss or damage.
27.
TERMINATION
27.1.
Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:
27.1.1.
the other Party is in breach of any of the material terms of this Agreement and which, in the case of a breach capable of remedy, is not remedied within 14 (fourteen) Days of receipt of written notification from the aggrieved Party specifying the breach and providing steps to rectify such breach;
27.1.2.
the other Party becomes “financially distressed” (as defined in the Companies Act, 2008) or any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, judicial manager, business rescue practitioner, trustee in bankruptcy, liquidator or the like, is appointed in respect of such Party or any material part of its assets or it requests any such appointment or the Party commences any process or proceedings or takes any other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step, except in the normal course of business.
27.2.
This Agreement may be terminated by:
27.2.1.
either Party (whether or not it is the affected Party) if a Force Majeure Event endures for a period of more than seventy-five (75) consecutive Days or longer;
27.2.2.
either Party if the Parties are unable to agree upon the Replacement Arrangements in accordance with the provisions of clause 6.3;
27.2.3.
the Company in the event that the Customer is unable to take delivery of LNG at the Customer Site for a continuous period of thirty (30) Days, for any reason other than as a result of a Force Majeure Event or a breach of this Agreement by the Company.
27.3.
This Agreement may be terminated by the Customer in the event that the Company has, for any reason other than as a result of a Force Majeure Event or a breach of this Agreement by the Customer:
27.3.1.
been unable to supply LNG for a continuous period of sixty (60) Days;
27.3.2.
on more than one occasion during any Contract Year during the Term, after being provided 48 hours' notice from the Customer to correct the failure, failed to ensure sufficient LNG delivered to the Delivery Point was at least of the Specification required in terms of this Agreement;

27.3.3.
on more than one occasion during the Initial Period, after being provided 48 hours' notice from the Customer to correct the failure, failed to ensure sufficient security of supply of LNG as contemplated in clause 19.2.1 and, as a result, the Customer had insufficient access to LNG from the Company for any Month during the Initial Period;
27.3.4.
on more than one occasion during any Contract Year during the Permanent Period, after being provided 48 hours' notice from the Customer to correct the failure, failed to ensure sufficient security of supply of LNG as contemplated in clause 19.2.2 and, as a result, the Customer had insufficient access to LNG from the Company for any Month during the Permanent Period.
27.4.
In addition, this Agreement may be terminated by the Customer after 42 (forty-two) Months from the Commencement Date, provided it gives the Company at least 18 (eighteen) Months' written notice of termination.
28.
CONSEQUENCES OF TERMINATION
28.1.
Expiration of the Term
28.1.1.
Unless extended or terminated earlier in accordance with the provisions of this Agreement, this Agreement terminates on the last day of the Term.
28.1.2.
In the event that the Customer has not exercised the Option to Purchase prior to the expiry of the Term, the Company shall be entitled to enter the Customer Site and any other premises upon which the Customer-side LNG Equipment is installed or situated and remove all such equipment and any other assets belonging to the Company, at its own costs.
28.2.
Customer caused termination

In the event that the Company terminates this Agreement where the Customer is the Party in default pursuant to the provisions of clause 27.1, then -

28.2.1.
if the Termination Date occurs after the Ownership Transfer Date, the Customer shall, no later than 5 (five) Business Days after the Termination Date, make payment to the Company of the Customer Termination Payment; or
28.2.2.
if the Termination Date occurs prior to the Ownership Transfer Date, the Company may elect to require the Customer shall, no later than 5 (five) Business Days after the Termination Date, either -
28.2.2.1.
to make payment to the Company of the Settlement Value, in which event, ownership of the Customer-side LNG Equipment shall pass to the Customer on a voetstoots basis; or
28.2.2.2.
to make payment to the Company of the Customer Termination Payment, in wh,ich the Company shall be entitled to enter the Customer Site and any other premises upon which any assets belonging to the Company is installed or situated and remove all such assets (save for the Fixed Storage Tanks, if such assets have already been installed by the Termination Date, which shall remain behind). The costs of dismantling and removing such assets shall be borne by the Customer within 5 (five) Business Days of written demand from the Company. If applicable, upon payment of the Customer Termination Payment as aforesaid, ownership of the Fixed Storage Tanks shall pass to the Customer on a voetstoots basis; and

28.2.3.
any unpaid amounts owing by one Party to the other under the provisions of this Agreement as at the Termination Date shall be paid to the Party to which it is owed within 30 (thirty) days of the Termination Date.
28.3.
No-fault early termination
28.3.1.
In the event that either Party terminates this Agreement pursuant to the provisions of clause 27.2, then -
28.3.1.1.
if the Termination Date occurs prior to the Ownership Transfer Date, the Customer shall make payment of the Settlement Value, whereafter ownership of the Customer-side LNG Equipment shall pass to the Customer on voetstoots basis; or
28.3.1.2.
if the Termination Date occurs after the Ownership Transfer Date, the Customer shall not be liable to the Company for any penalty payments whatsoever other than such payments which are due to the Company under the provisions of this Agreement up until the Termination Date; and
28.3.1.3.
any unpaid amounts owing by one Party to the other under the provisions of this Agreement as at the Termination Date shall be paid to the Party to which it is owed within 30 (thirty) days of the Termination Date.
28.3.2.
Where the Customer has made payment of the Settlement Value in terms of clause 28.3.1.1, the Company shall use Reasonable Efforts to mitigate any liabilities, damages, fees, costs and expenses that the Company may incur or suffer as a result of the termination of this Agreement.
28.4.
Other termination events
28.4.1.
In the event that the Customer terminates this Agreement pursuant to the provisions of clauses 27.1, 27.3 or 27.4, then -
28.4.1.1.
if the Termination Date occurs prior to the Ownership Transfer Date, the Customer shall have the right, no later than 5 (five) Business Days after the Termination Date, to make payment to the Company of the Settlement Value, whereafter ownership of the Customer-side LNG Equipment shall pass to the Customer on voetstoots basis, or failing the Customer exercising its right to make payment of the Settlement Value, the Company shall be entitled to enter the Customer Site and any other premises upon which the Customer-side LNG Equipment is installed or situated and remove all such equipment and any other assets belonging to the Company. The costs of dismantling and removing such equipment shall be borne by the Company; and
28.4.1.2.
any unpaid amounts owing by one Party to the other under the provisions of this Agreement as at the Termination Date shall be paid to the Party to which it is owed within 30 (thirty) days of the Termination Date.
28.4.2.
For avoidance of doubt, in the event that the Customer terminates this Agreement pursuant to the provisions of clauses 27.1, 27.3 or 27.4, and the Termination Date occurs after to the Ownership Transfer Date, there shall be no further consequences applicable to either Party other than unpaid amounts owing by one Party to the other under the provisions of this Agreement as at the Termination Date shall be paid to the Party to which it is owed within 30 (thirty) days of the Termination Date.

28.5.
General consequences of termination
28.5.1.
Termination of this Agreement shall not affect:
28.5.1.1.
a Party's accrued rights and obligations at the Termination Date; and
28.5.1.2.
the continuing rights and obligations of the Parties under any provision of this Agreement which is expressed to survive termination or by implication intended to continue in force following termination, or which is required to give effect to such termination or the consequences of such termination.
28.5.2.
Each Party's further rights and obligations shall cease immediately on the Termination Date.
29.
EXPERT DETERMINATION
29.1.
Where the Agreement expressly provides for Independent Expert determination of any dispute or matter, or the Parties otherwise agree that the dispute or other matter in question shall be resolved by Independent Expert determination, then any Party shall be entitled to require by written notice to the other Party that the dispute or matter be referred to an independent expert for determination within 10 (ten) Days of the dispute or matter arising, and such notice shall give details of the reason for the referral to, and the dispute or matter to be referred to the Independent Expert.
29.2.
The Parties shall endeavour to agree upon a person to be the Independent Expert. If, within 7 (seven) Days from the date of the notice referred to in clause 29.1 above, the Parties have failed to agree upon an Independent Expert, the matter shall forthwith be referred by the Party wishing the appointment to be made to:
29.2.1.
the Chairman for the time being of the Legal Practice Council (or its successor body) if the dispute in question relates primarily to a legal matter, who shall appoint an attorney or advocate of not less than 15 (fifteen) years professional experience;
29.2.2.
the President for the time being of the South African Institute of Chartered Accountants if the dispute in question relates primarily to a financial or accounting matter, who shall .appoint a chartered accountant or such other expert valuator of not less than 15 (fifteen) years professional experience; or
29.2.3.
the President for the time being of the Engineering Council of South Africa if the dispute in question relates primarily to a technical or engineering matter, who shall appoint a suitably qualified professional engineer of not less than 15 (fifteen) years professional experience,

(such person being the “Appointer”) who shall be requested to make the appointment within 7 (seven) Days and, in so doing, may take such independent advice as he/she thinks fit.

29.3.
In making the determination, the Independent Expert shall:
29.3.1.
act as an expert and not as an arbitrator;
29.3.2.
determine the liability for his/her or charges, which shall be paid accordingly by the applicable Party/ies;
29.3.3.
be entitled to determine such methods and processes as he/she may, in his/her sole discretion, deem appropriate in the circumstances, provided that the Independent Expert may not adopt any process which is manifestly biased, unfair or unreasonable;

29.3.4.
consult with both Parties (provided that the extent of the consultation shall be in the Independent Expert's sole discretion) prior to rendering a determination; and
29.3.5.
having regard to the sensitivity of any confidential information, be entitled to take advice from any person considered by him/her to have expert knowledge with reference to the matter in question.
29.4.
All communications between the Parties and the Independent Expert shall be made in writing and a copy thereof provided simultaneously to the other Party/ies. No meeting between the Independent Expert and the Parties or either of them shall take place unless all the Parties have a reasonable opportunity to attend any such meeting.
29.5.
The determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the Parties.
30.
DISPUTE RESOLUTION
30.1.
The Parties shall make Reasonable Efforts to resolve all disputes arising out of or related to this Agreement through negotiations between the senior management of the Parties.
30.2.
Any unresolved dispute between the Parties arising out of or in connection with this Agreement, including, its existence, application, breach, interpretation, validity, termination or cancellation, shall (save where clause 29 applies) be submitted to and decided by arbitration in terms of the Arbitration Act No. 42 of 1965, of South Africa, subject to the following provisions:
30.2.1.
any Party may at any time after a dispute has arisen, by written notice to the other relevant Parties, require that such dispute be referred to arbitration in accordance with this clause 30;
30.2.2.
the tribunal shall consist of one arbitrator;
30.2.3.
the arbitration proceedings shall be in accordance with the formalities and/or procedures determined by the arbitrator;
30.2.4.
the arbitration shall be held in Johannesburg or Sandton, as determined by the arbitrator;
30.2.5.
the language of the arbitration shall be English;
30.2.6.
the arbitrator's decision shall be binding and shall not be appealable to any court in any jurisdiction. Any Party may however enter such decision in any court having competent jurisdiction.
30.2.7.
the Parties shall endeavour to ensure that the arbitration is completed within 90 (ninety) Days after notice requiring the claim to be referred to arbitration is given;
30.2.8.
the decision of the arbitrator shall be in writing. The arbitrator shall give reasons for his award;
30.2.9.
the proceedings and decision shall be confidential to the Parties and their advisers;
30.2.10.
the arbitrator shall be a practicing attorney or advocate of not less than 10 (ten) years standing or a retired judge, who, in the absence of agreement reached within 14 (fourteen) Days of the arbitration being demanded, shall be appointed by the President or acting President of the Legal Practice Council.

30.3.
Notwithstanding the provisions of clause 30.2:
30.3.1.
this arbitration clause shall not preclude a Party from seeking urgent relief in a court of appropriate jurisdiction, where grounds for urgency exist; and
30.3.2.
in the event of any Party having a claim against any other Party for a liquidated amount or an amount which arises from a liquid document, then the Party having such claim shall be entitled to institute action therefor in a court of law rather than in terms of the above clauses, notwithstanding the fact that the other Party may dispute such claim.
31.
LEGAL PROCEEDINGS AND GOVERNING LAW
31.1.
Any legal proceedings arising out of this Agreement, including without limitation its interpretation, shall be governed by the law of the Republic of South Africa and shall (subject to clauses 29 and 30 above) be adjudged in the relevant South African Court, but should the Parties agree, the relevant Magistrates court shall have jurisdiction.
31.2.
Either Party shall be entitled to recover from the other Party all legal costs arising from such legal proceedings, including, but not limited to, collection commission, tracing charges and legal fees on an attorney and own client basis.
32.
INTELLECTUAL PROPERTY AND CONFIDENTIALITY
32.1.
Both Parties hereby agree that the terms and conditions of this Agreement and any communications arising out of and in connection with this Agreement are confidential and may not be disclosed to any third party. Both Parties shall further not disclose any other information relating to the business and affairs of the other to any third party. The provisions of this clause 26.1 shall survive the termination or cancellation of this Agreement.
32.2.
Company retains all intellectual property rights in its drawings, specifications, data and all other information and documents prepared by Company for the Customer in whatever medium.
32.3.
Company's trademarks and names shall not be used otherwise than as applied by Company to the LNG, Customer-side LNG Equipment or storage. The Customer agrees that it shall not (or permit any third party to) reverse engineer, decompile, modify or tamper with the Customer-side LNG Equipment or LNG.
32.4.
No right or licence is granted under this Agreement to the Customer under any patent, trademark, copyright, registered design, or other intellectual property right, except the right to use the LNG or Customer-side LNG Equipment.
33.
NOTICES AND LEGAL PROCESS
33.1.
Each Party chooses as their domicilium citandi et executandi the below address for all purposes under this Agreement (“Chosen Address”), whether for serving court process or documents, giving any notice, or making any other communications of whatsoever nature and for whatsoever purpose under this Agreement:
33.1.1.
Customer

Address:	Consol House, Osborn Rd, Johannesburg, 1400

Email:	[***]

Attention:	Supply Chain Executive/Company Secretary

In addition, an email must be sent to:

[***]

33.1.2.
Company

Address:	First Floor, 1 Bompas Road, Dunkeld West, Johannesburg,2196

Email:	[***]

Attention:	[***]

33.2.
Any notice required or permitted under this Agreement is valid only if in writing.
33.3.
Any Party may by notice to the other Parties change its Chosen Address to another physical address in South Africa and that change takes effect on the seventh Day after the date of receipt by the Party who last receives the notice.
33.4.
Any notice delivered by hand to the Chosen Address of a Party before 17h00 is deemed to have been received on the date of delivery.
33.5.
Despite anything to the contrary in this Agreement, a written notice actually received by a Party is an adequate notice to it even though not sent or delivered to its Chosen Address.
34.
ASSIGNMENT
34.1.
This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and permitted assigns of the respective Parties. It is provided, however, that no assignment of this Agreement shall be made by the Company or Customer without the prior written consent which consent shall not unreasonably be withheld or delayed by the Company or Customer, as the case may be, except that consent shall not be required for:
34.1.1.
assignments, transfers, pledges or encumbrances of this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements made to secure the payment of money; and
34.1.2.
assignments to an affiliate or to any member of Ardagh Group (a member of Ardagh Group being any company, directly or indirectly, owned or controlled by or under common control with Ardagh Group S.A.).
34.2.
In the event of an assignment permitted under clauses 34.1.1 or 34.1.2 above, the assignor shall be deemed to be the guarantor of the performance of the obligations assigned to the assignee notwithstanding any subsequent modifications of such obligations.
35.
GENERAL
35.1.
This Agreement, and the Schedules annexed hereto, constitutes the whole Agreement between Company and the Customer and no representations, undertakings, warranties, guarantees, terms and conditions that are not recorded herein shall have legal validity.
35.2.
No addition to, variation or agreed cancelation of, or waiver of any right or any terms or conditions of this Agreement shall be binding unless reduced to writing and signed by both Parties. Digital signature will suffice the formal requirements under this Agreement.
35.3.
Should:
35.3.1.
the Customer's order for LNG contain the Customer's standard terms and conditions of purchase, the supply of LNG by the Company shall be governed by the terms and conditions of this Agreement and not by the standard terms and conditions contained in the Customer's order;
35.3.2.
the Company issue an invoice and/or delivery note, which contains general terms and conditions which conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

35.3.3.
any provision of this Agreement be held by any competent court to be unenforceable or contrary to any law or public policy, the said provision shall be struck from this Agreement and the remaining provisions hereof shall remain in force.
35.4.
Company's rights shall not be affected by the sale and/or disposition by the Customer of its business or any part thereof, acquisition or disposal of shares and/or any other substantial change in its shareholding by any means whatsoever.
35.5.
No waiver or indulgence which one Party may grant to the other Party in respect of any of the terms and conditions of this Agreement shall be a continuing waiver or indulgence of those terms and conditions, nor a novation thereof.
35.6.
Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting arty, including without limitation, the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.
35.7.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.
35.8.
The persons signing this Agreement in a representative capacity warrant their authority to do so.

[Signature page to follow]

SIGNATURE PAGE

Each of the Parties has caused this Agreement to be executed by a respective duly authorised representatives, on the dates and at the places specified below:

The Company		The Customer
Signed:	/s/ N Mitchell	Signed:
By:	N Mitchell	By:
Designation:	COO	Designation:	CFO
Place:	Johannesburg	Place:
Date:	24 June 2022	Date:	23/06/22

Witness:	Witness:
1.	1.
2.	2.